EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                             June 5, 1997

                          KTI REPORTS DEBT REFINANCING


Guttenberg, NJ, June 5, 1997 ... KTI, Inc. (NASDAQ: KTIE) announced the refinancing of $13.4 million of tax-exempt debt issued on behalf of a recently acquired subsidiary, Timber Energy Resources, Inc. (a Texas corporation). The transaction resulted in replacing variable rate bonds with 7% fixed coupon rates with average maturity of 4 years and eliminating the credit enhancement provided by the Bank of Montreal. The credit enhancement elimination had been a condition in the original acquisition of the subsidiary by KTI.

KTI acquired Timber Energy Resources, Inc. on November 22, 1996 from CNA Financial, the principal seller, and other minority stockholders for $2 million in cash and $13.4 million in tax exempt debt referred to above. During the first full quarter of its ownership by KTI, ended March 31, 1997, the subsidiary generated $349,000 in profits compared with a loss of $160,000 in the same period of 1996. KTI continues to be optimistic about the prospects of this acquisition which demonstrates the talents of its operating personnel in dealing with the successful turn-around of troubled facilities it acquires.

                               * * * * * * * * *

For further information please contact Martin J. Sergi, President at (201) 854-7777.






June 16, 1997 9:41am